Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Duckwall-ALCO Stores, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333 165568) on Form S-8 of Duckwall-ALCO Stores, Inc. (the Company) of our reports dated April 14, 2011, with respect to the balance sheets of the Company as of January 30, 2011 and January 31, 2010, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended January 30, 2011, and the effectiveness of internal control over financial reporting as of January 30, 2011, which reports appear in the January 30, 2011 annual report on Form 10-K of the Company.

As discussed in notes 1(d) and 2 to the financial statements, the Company elected to change its method of accounting for inventory from the last-in, first-out (LIFO) method, to the first-in, first-out (FIFO) method in fiscal year 2011. The Company applied this change retrospectively in accordance with ASC 250, Accounting Changes and Error Corrections.

/s/ KPMG LLP

Kansas City, Missouri

April 15, 2011